Exhibit 99.1
HANSEN MEDICAL REPORTS 2007 THIRD QUARTER RESULTS
Operating Momentum Continues with the Sale of Five Sensei™ Robotic Catheter
Systems During the Third Quarter
Mountain View, Calif., November 1, 2007 — Hansen Medical, Inc. (Nasdaq: HNSN), a developer of new generation robotic technology for accurate and stable control of catheter movement in 3D during cardiac procedures, today reported its business highlights and financial results for the third quarter ended September 30, 2007.
Recent Business Highlights
•	System Sales: During the third quarter, the company recognized revenue on the sale of five SenseiTM Robotic Catheter Systems—including four systems to customers in the United States and one system to a customer in the European Union.

•	Expanded European Distribution: The Company has appointed exclusive distributors for two major European markets, Italy and Spain.

•	Clinical Case Count: During the third quarter, a total of 101 clinical procedures were performed worldwide by physicians using the Sensei system, with 114 procedures performed since the product’s commercial release in May 2007.

•	Artisan Catheter Demand: The current demand trends for the Artisan™ Control Catheter indicate higher utilization than expected. The company continues its effort to scale up production capacity for the Artisan catheter.

•	Engineering Milestones: The Company continues to make progress in integrating the Sensei system with the Ensite system from St. Jude Medical and in developing a smaller catheter for use in vascular and electrophysiology (EP) applications. The company plans to showcase the integrated Sensei-Ensite system at the 2008 Boston Atrial Fibrillation Symposium.

•	Enhanced Manufacturing Capabilities: In executing its manufacturing scale-up initiatives, the company signed a long-term lease during the third quarter for a new 63,000 square foot facility. Hansen Medical also announced in October that it had reached an agreement with a contract manufacturer for the production of key electronics components of its Sensei system, which will help the company meet its anticipated demand for 2008.

“Hansen Medical continues to successfully commercialize the Sensei system, which provides physicians with exquisite catheter control and stability to more effectively detect, diagnose and treat heart disease,” said Frederic Moll, M.D., founder and chief executive officer of Hansen Medical.
“During the third quarter, we generated revenues of $3.5 million on the shipment of five Sensei systems, bringing our installed base to a total of nine sites worldwide. Since receiving regulatory clearances in the United States and the European Union in May 2007, the Sensei system has been adopted by customers ranging from large university medical centers to community hospitals—highlighting the broad appeal of our technology. Furthermore, our manufacturing scale-up activities are progressing as planned. In October, we signed an agreement with a contract manufacturer for the production of key electronics components of the Sensei system beginning next year, which we believe will enable us to meet our growth objectives in 2008 and beyond,” concluded Dr. Moll.
2007 Third Quarter Financial Review
Total revenue for the three months ended September 30, 2007 was $3.5 million. During the quarter, the company recorded revenue on the sale of one Sensei system to Europe and four Sensei systems to the United States in addition to shipments of Artisan control catheters. The average selling price for the systems was $638,000.
Gross profit in the quarter was $0.2 million, or 5.5% of revenues. Cost of goods sold for the third quarter of 2007 included a non-recurring milestone royalty charge of $0.4 million and a benefit of $0.1 million due to the sale of inventory which had been previously written down. Cost of goods sold also included non-cash stock compensation expense of $153,000. The company expects gross profit to fluctuate as a percentage of revenue during the next several quarters as it expands its manufacturing capabilities.
Research and development expenses for the three months ended September 30, 2007, including non-cash stock compensation expense of $590,000, were $4.5 million, compared to $4.2 million for the same period in 2006, which included non-cash stock compensation expense of $355,000. Prior to the second quarter of 2007, the company was in the development stage and all manufacturing expenses, including provisions for inventory valuation, were included in research and development expenses. Beginning with commercialization in the second quarter of 2007, the company’s manufacturing expenses were included in cost of goods sold. Research and development expenses for the three months ended September 30, 2006 included development-stage manufacturing expenses of $0.7 million and provisions for inventory valuation of $0.3 million. The remaining change in research and development expenses was due to increased prototype and materials expenses and increased compensation expenses related to higher headcount necessary for the development of our Sensei system and the disposable Artisan catheters for the EP market and other future applications in addition to increased non-cash stock compensation expense.
Selling, general and administrative expenses for the three months ended September 30, 2007, including non-cash stock compensation expense of $1.8 million, were $6.5 million, compared to $2.8 million for the same period in 2006, which included non-cash stock compensation expense of $541,000. The increase in selling, general and administrative expenses was due to increased compensation expenses related to higher headcount necessary to support our continued growth in operations, legal costs for the development of our intellectual property portfolio and other IP-related legal costs, costs associated with being a public company and increased employee and non-employee non-cash stock compensation expenses.
Other income, net, for the three months ended September 30, 2007 was $801,000, compared to $94,000 for the same period in 2006. The increase was primarily due to higher interest income related to higher cash, cash equivalents and short-term investments as a result of the completion of the company’s initial public offering on November 15, 2006.
Net loss for the three months ended September 30, 2007, including non-cash stock compensation expense of $2.5 million, was $10.0 million, or $(0.46) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.6 million. This compares to a net loss of $6.9 million, or $(4.24) per basic and diluted share, based on an average basic and diluted shares outstanding of 1.6 million, for the same period in 2006, which included non-cash stock compensation expense of $896,000.
Cash, cash equivalents and short-term investments as of September 30, 2007 were $65.0 million, compared to $89.9 million as of December 31, 2006. The decrease is due mainly to the company’s normal operating expenses.

2007 Nine-Month Financial Results
Total revenue for the nine months ended September 30, 2007 was $5.9 million. The company’s net loss for the nine-months ended September 30, 2007, including non-cash stock compensation expense of $6.0 million, was $26.5 million, or $(1.23) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.5 million. This compares to a net loss of $18.3 million, or $(12.12) per basic and diluted share, based on an average basic and diluted shares outstanding of 1.5 million, for the same period last year, which included non-cash stock compensation expense of $1.5 million.
European Distribution
     The company has expanded its hybrid distribution model with the appointment of two new distributors for the European Union. A.B. Medica will be the exclusive distributor in Italy and Palex International Medical Devices will be the exclusive distributor for Spain and Portugal. Both of these distributors are leaders in their respective territories and the company expects they will help to significantly penetrate these important European markets.
Manufacturing Update
     The company continues to make progress toward scaling its manufacturing capabilities and developing strategies to meet near-term and future production requirements. Hansen Medical’s current manufacturing plan is designed to allow the company to provide between 4 to 5 units for possible customer placements for the fourth quarter of 2007, build necessary development units and stock service inventory. Regarding manufacture of the Artisan Control Catheter, the company is keeping pace with the demand represented in early utilization models, however current demand trends indicate higher utilization than expected. Hansen Medical is striving to increase its manufacturing capacity for the Artisan catheter in order to close this gap. To enhance Hansen Medical’s longer-term operations capabilities, in July 2007 the company successfully completed its search for a larger headquarters, including a significantly larger manufacturing space, and signed a lease for a 63,000 square foot facility in Mountain View, Calif. More recently in October 2007, the company announced that it had reached an agreement with a contract manufacturer for the production of key electronics components of its Sensei System beginning in 2008 to help meet anticipated future demand.

Hansen Medical Conference Call
Company management will hold a conference call to discuss its 2007 third quarter results and provide a business update today, November 1, 2007 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 800-240-8621 or 303-262-2006. An audio replay will be available approximately one hour after the completion of the conference call through November 8, 2007, by calling 800-405-2236 or 303-590-3000, and entering passcode 11100020.
About Hansen Medical, Inc.
Hansen Medical, based in Mountain View, Calif., was founded in 2002 to develop products and technology using robotics for the accurate positioning, manipulation and stable control of catheters and catheter-based technologies. Additional information can be found at www.hansenmedical.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the anticipated demand for the company’s products, plans for building manufacturing capacity, expected financial results, plans for the timing of future products, and the potential for success and timing of sales in the United States and Europe of the Sensei System and Artisan Control Catheter. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the risks and uncertainties inherent in our business, including potential safety and regulatory issues; the scope of potential use of our products; our ability to successfully scale our manufacturing capabilities; our reliance on third-party manufacturers and suppliers; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to obtain additional financing to support our operations; and our ability to successfully market and support our product. These and other risks are described in greater detail under the heading “Risk Factors” contained in Item 1A of our Quarterly Report on Form 10Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission (SEC) on August 14, 2007 and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical has pending trademark applications for “Hansen Medical,” “Sensei,” “Artisan,” “Hansen Artisan,” as well as the Hansen Medical “heart design” logo.
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Investor Contact:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com

Kathy Waller
Financial Relations Board
312.640.6696
kwaller@frbir.com
—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$3,455	$—	$5,889	$—
Cost of goods sold	3,266	—	4,919	—

Gross profit	189	—	970	—

Operating expenses:
Research and development	4,463	4,157	13,886	12,120
Selling, general and administrative	6,538	2,844	16,241	6,445

Total operating expenses	11,001	7,001	30,127	18,565

Loss from operations	(10,812)	(7,001)	(29,157)	(18,565)
Other income, net	801	94	2,636	269

Net loss	($10,011)	($6,907)	($26,521)	($18,296)

Basic and diluted net loss per share	$(0.46)	$(4.24)	$(1.23)	$(12.12)

Shares used to compute basic and diluted net loss per share	21,629	1,630	21,542	1,510

Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30,	December 31,
	2007	2006
Assets
Cash, cash equivalents and short-term investments	$65,035	$89,900
Accounts receivable	2,734	—
Inventories	2,455	290
Prepaids and other current assets	1,110	754
Property and equipment, net	2,265	1,706
Other assets	277	140

Total assets	$73,876	$92,790

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$1,188	$1,163
Deferred revenue	36	—
Debt	3,805	5,223
Other liabilities	3,381	1,632

Total liabilities	8,410	8,018

Total stockholders’ equity	65,466	84,772

Total liabilities and stockholders’ equity	$73,876	$92,790

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